EXHIBIT 10.1

SIMMONS FIRST NATIONAL CORPORATION
CHIEF EXECUTIVE OFFICER
LONG TERM INCENTIVE PLAN

SIMMONS FIRST NATIONAL CORPORATION
CHIEF EXECUTIVE OFFICER
LONG TERM INCENTIVE PLAN

ARTICLE I.   ADMINISTRATION AND ELIGIBILITY

Section 1.01.    Purpose of the Plan.  This Long Term Incentive Plan (the "Plan") is intended as an incentive to the Chief Executive Officer ("CEO") of Simmons First National Corporation ("Company"). The purposes of the Plan are to retain a CEO with a high degree of training, experience and ability, to encourage the sense of proprietorship of the CEO and to stimulate the active interest of the CEO in the financial success of the Company. The Plan authorizes the granting of Restricted Stock pursuant to the Simmons First National Corporation Executive Stock Incentive Plan -2010 and the payment of a cash bonus as herein computed.

Section 1.02. Administration of the Plan.  The Nominating, Compensation and Corporate Governance Committee ("NCCGC") of the Board shall have the power and authority to (i) determine the levels of the performance criteria set forth in the Plan for vesting of benefits, (ii) interpret the provisions of the Plan, (iii) certify whether the applicable level of the performance criteria for vesting has been satisfied, and (iv) supervise the administration of the Plan. All decisions made by the NCCGC pursuant to the Plan shall be made by a majority of the members. The NCCGC may from time to time report its actions and recommendations concerning the Plan to the Board. All Restricted Stock shall be granted to the participant by resolution of the NCCGC. Such grant shall be in accordance with the terms of the Plan, and shall be final, without approval of the Board or shareholders of the Company.

Section 1.03.  Eligibility.  Eligibility for participation in the Plan shall include only the Chief Executive Officer.

ARTICLE II.   SHARES SUBJECT TO THE PLAN

Subject to the adjustments as provided in Section 4.03 hereof, 27,106 shares of authorized but unissued Class A common stock of the Company shall be set aside and designated for issuance upon the vesting of Restricted Stock under Plan. Any such shares which remain unvested and are not subject to outstanding Awards at the termination of the Plan shall cease to be subject to the Plan.

ARTICLE III. AWARDS

Section 3.01.  Granting of Awards.  (a)   The CEO shall be granted a Long Term Incentive Plan award ("Award") under the Plan.  The Award shall consist of the right to receive a quantity of shares of Restricted Stock from the Company, subject to vesting under the Performance Based Vesting schedule and the Cash Dividend Adjustment.  The Restricted Stock component of the Award shall be in a target amount equal to the CEO's Base Salary as in effect on January 1, 2014 ($503,500), with a threshold (or minimum) amount equal to 50% of the CEO's Base Salary as in effect on January 1, 2014 ($251,750) and a maximum amount equal to 200% of the CEO's Base Salary, as in effect on January 1, 2014 ($1,007,000).  The maximum number of shares of Restricted Stock set aside in the Award shall be computed by dividing an amount equal to 200% of the CEO's Base Salary, in effect on January 1, 2014 ($503,500) by the closing price of SFNC as of December 31, 2013 ($37.15), or 27,106 shares.

(b) Section 3.01 shall be the exclusive method for granting Awards under the Plan. Neither the NCCGC nor the Board may make discretionary grants under the Plan.

(c) No participant may receive a grant of Restricted Stock for any calendar year in excess of 27,500 shares of the Company's Class A common stock.

Section 3.02. Notice of Award.   When an Award is made under the Plan, the NCCGC shall advise the CEO and the Company thereof by delivery of written notice thereof in such form of as the Company may from time to time specify.

Section 3.03.  Performance Based Vesting.  The vesting of the award to the CEO shall be based on the Company's diluted Core EPS performance in excess of  specified performance point over a three (3) calendar year performance period commencing on January 1, 2014 and ending on December 31, 2016 ("Performance Period"). If the Threshold level for Core EPS performance is not met at the end of the Performance Period, no vesting will occur and the participant will forfeit all compensation set forth in the Award.  If performance at or above the Threshold level is attained for EPS performance for the Performance Period, the Award will vest in accordance with the schedule shown below.

Vesting Category	Required EPS Performance Level (2016)	Number of Shares Vested
Threshold	$2.90	6,777
Target	$3.16	13,552
Maximum	$3.43	27,106

If the Core EPS performance is in excess of the Threshold level but less than the Maximum level then the Number of shares vested shall be computed on a prorated basis using the two closest performance levels from the table above.  No additional benefit will accrue for performance above the maximum level.

Section 3.04.  Cash Dividend Adjustment.   The CEO shall be entitled to receive an amount of cash equal to the aggregate sum of dividends that would have been paid on the Restricted Shares in the Award during the Performance Period which become vested in the CEO under the Plan.

Section 3.05   General Performance Requirements.  In addition to the performance vesting set forth above, the following criteria must be satisfied for the CEO to be entitled to receive any of the Restricted Stock or the Cash Dividend Adjustment in the Award:

(i)  The CEO's individual performance level as determined by the NCCGC shall at least meet expectations;

(ii) Except as provided in Sections 4.01, 4.02 or 4.03 below, the CEO must be an active employee of the Company as of the end of the Performance Period;

(iii) The Company must have received at least an overall rating of satisfactory and specific ratings of satisfactory for Assets Quality and Capital in its last regulatory examination prior to the end of the Performance Period.

Section 3.06.  Payment of Awards.  Prior to February 28, 2017, the NCCGC shall review the Company's diluted Core EPS performance and certify the extent, if any, to which the Award to the CEO has vested under the foregoing performance vesting schedule.  A copy of such certification shall be forwarded to the Company's Human Resources Group for payroll processing.  All vested Restricted Stock shall be issued and payment made for the Cash Dividend Adjustment, on or before March 15, 2017.

ARTICLE IV. TERMINATION OF EMPLOYMENT

Section 4.01 Death or Disability.  In the event of the death or disability of the CEO during the Performance Period, the Award shall immediately vest in the CEO to the extent that the Company has pursuant to Generally Accepted Accounting Principles, accrued in its accounting records a liability for a benefit to the CEO for the Award.   It is the intention that benefit liabilities would be accrued over the Performance Period and only to the extent it is reasonably likely that the Company's performance would equal or exceed the Threshold vesting level.  The certificate for the vested Restricted Stock and the payment of the Cash Dividend Adjustment shall be issued to the CEO or his or her legal representative within thirty days (30) after the Company receives notice of the CEO's death or disability.

Section 4.02   Change in Control.   (a)  In the event of a Change in Control, as defined below, of the Company during the Performance Period, the outstanding Award shall immediately vest in the CEO at the Target level.  The certificate for the Restricted Stock shall be issued to the CEO in accordance with the terms of the Plan, provided that if the CEO ceases to be employed by the surviving entity for any reason, then the certificate for the Restricted Stock shall be issued to the CEO within thirty days (30) after the CEO's employment termination date.

(b) "Change in Control" shall mean if: (i) after the effective date of this Plan, any person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the owner or beneficial owner of Company securities having 25% or more of the combined voting power of the then outstanding Company securities that may be cast for the election of the Company's directors (other than as a result of an issuance of securities initiated by the Company, or open market purchases approved by the Board, as long as the majority of the Board approving the purchases are directors at the time the purchases are made); or (ii) as the direct or indirect result of, or in connection with, a cash tender or exchange offer, a merger or other business combination, a sale of assets, a contested election of directors, or any combination of these transactions, the persons who were directors of the Company before such transactions cease to constitute a majority of the Board, or any successor's board, within two years of the last of such transactions.

Section 4.03.  Termination without Cause. In the event of a termination of the CEO's employment without cause during the Performance Period, the outstanding Award shall immediately vest in the CEO at the Target level.  The certificate for the Restricted Stock shall be issued to the CEO within thirty days (30) after the CEO's employment termination date.

Section 4.04   All Other Terminations.   Except as set forth in Sections 4.01, 4.02 or 4.03 above, in the event of the involuntary or voluntary termination of participant's employment including but not limited to retirement, then all unvested Awards shall be cancelled and the participant shall forfeit all rights to compensation of any type under the outstanding unvested Awards.

ARTICLE V. GENERAL TERMS

Section 5.01  Definitions.  For purposes of the Program, the terms set forth below shall be defined as follows:

Change in Control - shall mean a change in ownership or control of the Company as defined in Treasury Regulation 1.409A-3(i)(5) or any subsequently applicable Treasury Regulation.

Disabled  -  The CEO shall be considered disabled if he (a) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, (b) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company, (iii) is determined to be totally disabled by the Social Security Administration or (iv) is determined to be disabled by the Company's disability insurance program, provided the criteria utilized by the insurance program complies with the criteria set forth under (a) above.

Section 5.02.  Investment Intent.  The Company may require that, in acquiring any Restricted Stock, the CEO agree with, and represent to, the Company that he is acquiring the Restricted Stock for the purpose of investment and with no present intent to transfer, sell, or otherwise dispose of such shares except for such distribution by a legal representative as shall be required by will or the laws of any jurisdiction in winding up the estate of the CEO. Upon receipt of the Notice of Award, the CEO shall deliver to the Company, in duplicate, an agreement in writing, signed by him, in form and substance as set forth in Exhibit A, below, and the Company will promptly acknowledge its receipt thereof. Such shares shall be transferable thereafter only if the proposed transfer is permitted under the Plan and applicable Corporate Governance Principles of the Company and if, in the opinion of counsel (who shall be satisfactory to the Company), such transfer at such time complies with applicable securities laws.

Section 5.03. Restrictions.  (a) Prior to the completion of the Performance Period and the vesting of the Award under the Performance Based Vesting schedule, the CEO shall be deemed to hold only a contingent right to receive shares of Restricted Stock in the future. No rights of ownership in the Restricted Stock, including but not limited to voting rights and the right to receive dividends, shall arise until after the shares of Restricted Stock are vested and certificates therefor have been duly issued to the CEO.

(b) After completion of the Performance Period and the certification by the NCCGC, a certificate or certificates for the vested shares, if any, of Restricted Stock from the Award, shall be issued in the CEO's name. The CEO shall thereupon be a shareholder of all the shares represented by the certificate or certificates. As such, the CEO will have all the rights of a shareholder with respect to such shares, including the right to vote them and to receive all dividends and other distributions paid with respect to them. Stock certificates representing Restricted Stock will be imprinted with a legend stating that the shares represented thereby may not be sold, exchanged, transferred, pledged, hypothecated, or otherwise disposed of except in accordance with the terms of the Plan, applicable Corporate Governance Principles of the Company and if, in the opinion of counsel (who shall be satisfactory to the Company), such transfer at such time complies with applicable securities laws. The transfer agent for the Company's common stock shall be instructed to like effect in respect of such shares.

(c)  The CEO will have no rights in the Award other than those set forth in the Plan.  Such rights may not be assigned or transferred except by will or by the laws of descent and distribution. If any attempt is made to sell, exchange, transfer, pledge, hypothecate, or otherwise dispose of any Restricted Stock granted in the Award in which the CEO is not vested, the Award shall be deemed to be cancelled and the CEO shall forfeit all rights to compensation of any type under the Award.

(d)  If, prior to the first anniversary of the end of the Performance Period, the CEO, (a)(i) voluntarily leaves employment with the Company or (ii) is terminated for cause, and (b) accepts employment with a financial institution which operates in any of the Markets in which the Company conducts its banking business, then any Award of Restricted Stack granted under this Plan shall be forfeited and, if any certificates evidencing such Restricted Stock have been issued, such  shares shall be tendered by the CEO to the Company for cancellation upon demand.

Section 5.04. Clawback Provision.  The Company may recoup some or all of the Restricted Stock granted to the CEO in the Award in instances where: (i) the Company issues a material restatement of its financial statements; (ii) a subsequent finding that the financial information or performance metrics used in the determination of the performance vesting criteria are materially inaccurate, regardless of the presence or absence of individual fault; (iii) the CEO engages in intentional misconduct; or (iv) the CEO has committed ethical or criminal violations.  In addition, the Company may recover any Restricted Stock awarded based on the CEO’s conduct which is not in good faith and which materially disrupts, damages, impairs or interferes with the business of the Company and its affiliates. The purpose of this policy is to help ensure that the CEO acts in the best interest of the Company. The NCCGC will consider all relevant factors and exercise business judgment in determining appropriate amounts to recoup as well as the timing and form of recoupment.

Section 5.05.  Reorganizations and Recapitalization of the Company.  (a)  The existence of the Plan and any Awards granted hereunder shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalization, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preferred stocks ahead of or affecting the common stock or the rights thereof, or the dissolution or the liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any corporate act or proceeding, whether of a similar character or otherwise.

(b)  The shares with respect to which Restricted Stock may be granted hereunder are shares of the common stock of the Company as presently constituted, but if and whenever, prior to the delivery by the Company of all of the Restricted Stock granted hereunder, the Company shall effect a subdivision or consolidation of shares or other capital readjustments, the payment of a stock dividend or other increase or reduction in the number of shares of the common stock outstanding without receiving compensation therefor in money, services or property, the number of shares of common stock set aside for Restricted Stock under Article II of the Plan, the maximum number of shares of Restricted Stock which may be granted annually to any participant under Article II and the number of shares of Restricted Stock set forth in an Award granted to any participant but not yet vested shall (i) in the event of an increase in the number of shares, be proportionately increased, and (ii) in the event of a reduction in the number of outstanding shares, be proportionately reduced.

(c)  If the Company is reorganized, merged, consolidated, or sells or otherwise disposes of substantially all of its assets to another corporation or if at least a majority of the outstanding common stock of the Company is acquired by another corporation (in exchange for stock or other securities of such other corporation) while unvested grants of Restricted Stock remain outstanding under the Plan, there shall be substituted for the shares subject to the unvested grants an appropriate number of shares, if any, of each class of stock or other securities of the reorganized, merged, consolidated, or acquiring securities of the reorganized, merged, consolidated, or acquiring corporation which were distributed or issued to the shareholders of the Company in respect of such shares. In the case of any reorganization, merger or consolidation wherein the Company is not the surviving corporation, or any sale or distribution of substantially all of the assets of the Company to another corporation or the acquisition of at least a majority of the outstanding common stock of the Company by another corporation in exchange for stock or other securities of such other corporations, then all Restricted Stock shall immediately be vested at the Target level and all restrictions thereon shall lapse.

(d)  In the event there shall be any change of the number, or kind of issued shares under any Award, or of any stock or other securities into which such stock shall have been changed, or for which it shall have been exchanged, then if the NCCGC shall, in its sole discretion, determine such changes equitably require an adjustment in the number or kind of shares under the Award, such adjustment shall be made by the NCCGC and shall be effective and binding for all purposes of the Plan.

Section 5.06.  Registration and Listing.  The Company from time to time shall take such steps as may be necessary to cause the issuance of Restricted Stock granted under the Plan to be registered under the Securities Act of 1933, as amended, and such other Federal or State Securities laws as may be applicable. The timing of such registration shall be at the sole discretion of the Company. Until such shares are registered, they shall bear a legend restricting the sale of such securities. Subject to the restrictions contained in the Plan, the Company shall also from time to time take such steps as may be necessary to list the Restricted Stock granted under the Plan for trading on the same basis which the Company's then outstanding shares are admitted to trading on any public market.

Section 5.07.  Effective Date of Plan.  This Plan shall be retroactively effective on January 1, 2014 provided that the NCCGC and the Board of Directors of the Company approve the Plan on or before March 30, 2014.

Section 5.08.  Amendments.  The NCCGC may amend the Plan, from time to time, provided that no amendment or alteration of the Plan shall adversely affect any Award granted prior to the time of such amendment or alteration.

Section 5.09.  Government Regulations.  Notwithstanding any provisions hereof, the obligation of the Company to sell and deliver Restricted Stock shall be subject to all applicable laws, rules and regulations and to such approvals by any governmental agencies or national securities exchanges as may be required, and the CEO shall agree that he shall not receive any Restricted Stock granted hereunder, and that the Company will not be obligated to issue any shares hereunder, if the receipt thereof or if the issuance of such shares shall constitute a violation by the CEO or the Company of any applicable law or regulation.

VI. ADMINISTRATIVE AND CLAIMS PROVISIONS

Section 6.01.  Plan Administrator.  The "Plan Administrator" of the Program shall be the Human Resources Group of the Company.  The Chief Financial Officer shall prepare all financial computations necessary to determine whether the applicable performance criteria have been satisfied. The Human Resources Group shall be responsible for the general management, control and administration of the Program.  Subject to the direction of the NCCGC, the Plan Administrator may delegate to others certain aspects of the management and operation responsibilities of the Program including the employment of advisors and the delegation of ministerial duties to qualified individuals.

Section 6.02.  Claims Procedure.

(a)  Filing a Claim for Benefits. The CEO, his beneficiary, or other individual, ("Claimant") entitled to benefits under the Program shall file a claim request with the Plan Administrator.  The Plan Administrator will, upon written request of a Claimant, make available copies of all forms and instructions necessary to file a claim for benefits or advise the Claimant where such forms and instructions may be obtained.  If the claim relates to disability benefits, then the Plan Administrator shall designate a sub-committee to conduct the initial review of the claim (and applicable references below to the Plan Administrator shall mean such sub-committee).

(b)  Denial of Claim.   A claim for benefits under the Program will be denied if the Plan Administrator determines that the Claimant is not entitled to receive benefits under the Program. Notice of a denial shall be furnished the Claimant within a reasonable period of time after receipt of the claim for benefits by the Plan Administrator.  This time period shall not exceed more than ninety (90) days after the receipt of the properly submitted claim.  In the event that the claim for benefits pertains to disability, the Plan Administrator shall provide written notice within forty-five (45) days.  However, if the Plan Administrator determines, in its discretion, that an extension of time for processing the claim is required, such extension shall not exceed an additional ninety (90) days.  In the case of a claim for disability benefits, the forty-five (45) day review period may be extended for up to thirty (30) days if necessary due to circumstances beyond the Plan Administrator’s control, and for an additional thirty (30) days, if necessary.  Any extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render the determination on review.

(c)  Content of Notice.  The Plan Administrator shall provide written notice to every Claimant who is denied a claim for benefits which notice shall set forth the following:

i.	The specific reason or reasons for the denial;

ii.	Specific reference to the Program provisions on which the denial is based;

iii.	A description of any additional material or information necessary for the Claimant to perfect the claim, and any explanation of why such material or information is necessary; and

iv.	Any other information required by applicable regulations, including with respect to disability benefits.

(d)  Review Procedure.  The purpose of the Review Procedure is to provide a method by which a Claimant may have a reasonable opportunity to appeal a denial of a claim to the Plan Administrator for a full and fair review.  The Claimant, or his duly authorized representative, may:

i.
Request a review upon written application to the Plan Administrator. Application for review must be made within sixty (60) days of receipt of written notice of denial of claim.  If the denial of claim pertains to disability, application for review must be made within one hundred eighty (180) days of receipt of written notice of the denial of claim;

ii.	Review and copy (free of charge) pertinent Agreement documents, records and other information relevant to the Claimant’s claim for benefits;

iii.	Submit issues and concerns in writing, as well as documents, records, and other information relating to the claim.

(e)   Decision on Review.   A decision on review of a denied claim shall be made in the following manner:

i.
The Plan Administrator may, in its sole discretion, hold a hearing on the denied claim. If the Claimant’s initial claim is for disability benefits, any review of a denied claim shall be made by members of the Plan Administrator other than the original decision maker(s) and such person(s) shall not be a subordinate of the original decision maker(s).  The decision on review shall be made promptly, but generally not later than sixty (60) days after receipt of the application for review.  In the event that the denied claim pertains to disability, such decision shall not be made later than forty-five (45) days after receipt of the application for review.  If the Plan Administrator determines that an extension of time for processing is required, written notice of the extension shall be furnished to the Claimant prior to the termination of the initial sixty (60) day period.  In no event shall the extension exceed a period of sixty (60) days from the end of the initial period.  In the event the denied claim pertains to disability, written notice of such extension shall be furnished to the Claimant prior to the termination of the initial forty-five (45) day period.  In no event shall the extension exceed a period of thirty (30) days from the end of the initial period.  The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the Plan Administrator expects to render the determination on review.

ii.
The decision on review shall be in writing and shall include specific reasons for the decision written in an understandable manner with specific references to the pertinent Program provisions upon which the decision is based.

iii.
The review will take into account all comments, documents, records and other information submitted by the Claimant relating to the claim without regard to whether such information was submitted or considered in the initial benefit determination.  Additional considerations shall be required in the case of a claim for disability benefits.  For example, the claim will be reviewed without deference to the initial adverse benefits determination and, if the initial adverse benefit determination was based in whole or in part on a medical judgment, the Plan Administrator will consult with a health care professional with appropriate training and experience in the field of medicine involving the medical judgment.  The health care professional who is consulted on appeal will not be the same individual who was consulted during the initial determination or the subordinate of such individual.  If the Plan Administrator obtained the advice of medical or vocational experts in making the initial adverse benefits determination (regardless of whether the advice was relied upon), the Plan Administrator will identify such experts.

iv.
The decision on review will include a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records or other information relevant to the Claimant’s claim for benefits.

(f)  Exhaustion of Remedies: A Claimant must follow the claims review procedures under this Agreement and exhaust his or her administrative remedies before taking any further action with respect to a claim for benefits.

EXHIBIT A

Director, Human Resources Group
Simmons First National Corporation
Pine Bluff, Arkansas

I hereby accept the allocation of 27,106 shares of the Class A $0.01 par value common stock of Simmons First National Corporation, allocated to me as an Award under the Simmons First National Corporation Chief executive Officer Long Term Incentive Plan ("Plan").

I represent and agree that I am acquiring the Restricted Stock for investment and that I have no present intention to transfer, sell or otherwise dispose of such shares, except as permitted pursuant to the Plan and in compliance with applicable securities laws. I agree further that I am acquiring these shares in accordance with, and subject to, the terms of the Plan, to all of which I hereby expressly assent.  These agreements will bind and inure to the benefit of my heirs, legal representatives, successors and assigns.

My address is:	#7 Arbor Dell 900 w. 46th Avenue Pine Bluff, Arkansas 71603

My Social Security Number is: __________________________

Sincerely,

_______________________________________
George A. Makris, Jr.

Receipt of this instrument is acknowledged this ______ day of ________________, 2014.

SIMMONS FIRST NATIONAL CORPORATION

By______________________________________
Title:______________________________